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                          [HARCOR ENERGY LETTERHEAD]


Contact:
Mark G. Harrington, Chairman & CEO
Francis II, Roth, President and COO
713/961-1804



                        HarCor Energy, Inc. Announces
              Completion of Private Placement of $65 Million of
                      Senior Secured Notes with Warrants



        HOUSTON, TEXAS, July 25, 1995 -- HarCor Energy, Inc. (NASDAQ:HARC) announced today that it has completed the private placement of 65,000 Units consisting of an aggregate of $65 million of 14-7/8% Senior Secured Notes due 2002 with warrants to purchase 1,430,000 shares of HarCor's Common Stock, at $3.85 per share.

        The Company immediately used $50.3 million of the total net proceeds of approximately $61.6 million from the private placement to repay existing bank debt and redeem its Series D Preferred Stock. The Company will use the balance of the proceeds in the development of its Bakersfield Properties.

        The Units, the Notes and the Warrants have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States without registration under the Securities Act or pursuant to an applicable exemption therefrom.

        HarCor Energy, Inc. is an independent energy company engaged in the acquisition, development and production of crude oil and natural gas within the United States.